UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________________

FORM 8-K
____________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The
Securities Exchange Act of 1934

Date of Report – November 29, 2013
(Date of earliest event reported)
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INGERSOLL-RAND PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)

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Ireland	001-34400	98-0626632
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170/175 Lakeview Drive
Airside Business Park
Swords, Co. Dublin
Ireland
(Address of principal executive offices, including zip code)

(353)(0)18707400
(Registrant’s phone number, including area code)

N/A
(Former name or former address, if changed since last report)
____________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Transaction Agreements
In connection with the previously announced separation of the commercial and residential security businesses (the “Business”) of Ingersoll-Rand plc (“Ingersoll Rand” or the “Company”) from the rest of Ingersoll Rand by means of a dividend in specie of the Business, which was effected on December 1, 2013 by the transfer of the Business from Ingersoll Rand to Allegion plc (“Allegion”) and the issuance by Allegion of ordinary shares directly to Ingersoll Rand’s shareholders (the “Distribution”), the Company entered into several agreements with Allegion that govern the relationship of the parties following the Distribution, including the following:
•Separation and Distribution Agreement, dated as of November 29, 2013;
•Tax Matters Agreement, dated as of November 30, 2013; and
•Employee Matters Agreement, dated as of November 30, 2013.

Separation and Distribution Agreement
The Separation and Distribution Agreement sets forth our agreements with Allegion regarding the principal actions to be taken in connection with the spin-off. It also sets forth other agreements that govern certain aspects of our relationship with Allegion following the spin-off. This summary of the Separation and Distribution Agreement is qualified in its entirety by reference to the full text of the agreement, filed as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by reference.
Transfer of Assets and Assumption of Liabilities. The Separation and Distribution Agreement provides for those transfers of assets and assumptions of liabilities that are necessary in connection with the spin-off so that we and Allegion retain the assets necessary to operate our respective businesses and retain or assume the liabilities allocated in accordance with the spin-off, as well as other assets and liabilities being retained or assumed by each of us and Allegion. The Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and Allegion. In particular, the Separation and Distribution Agreement provides that, subject to the terms and conditions contained in the Separation and Distribution Agreement:
• All of the assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) relating primarily to Allegion’s business will be retained by or transferred to Allegion or one of its subsidiaries, except as set forth in one of the other agreements described below.
• All our other assets and liabilities (including whether accrued, contingent or otherwise, and subject to certain exceptions) will be retained by or transferred to us or one of our subsidiaries, except as set forth in one of the other agreements described below and except for other limited exceptions that are not material that will result in Allegion retaining or assuming other liabilities.
• Except as expressly set forth in the Separation and Distribution Agreement or any ancillary agreements, each party shall be responsible for its own internal fees, costs and expenses incurred following the distribution date, including any costs and expenses relating to such party’s disclosure documents filed following the distribution date.
Further Assurances; Separation of Guarantees. To the extent that any transfers of assets or assumptions of liabilities contemplated by the Separation and Distribution Agreement were not consummated on or prior to the date of the distribution, the parties agree to cooperate with each other to effect such transfers or assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Each party agrees to use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements. Additionally, we and Allegion agree to use commercially reasonable efforts to remove Allegion as a guarantor of liabilities retained by us and our subsidiaries and to remove us and our subsidiaries as a guarantor of liabilities to be assumed by Allegion.
Representations and Warranties. In general, neither we nor Allegion make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with such transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents, or any other matters. Except as expressly set forth in the Separation and Distribution Agreement or in any ancillary agreement, all assets will be transferred on an “as is,” “where is” basis.
The Distribution. The Separation and Distribution Agreement governs the rights and obligations of the parties regarding the proposed distribution and certain actions that must occur prior to the proposed distribution.
Shared Contracts. Certain shared contracts are to be assigned or amended to facilitate the spin-off of Allegion’s business from us. If such contracts may not be assigned or amended, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract after the spin-off is complete.
Release of Claims and Indemnification. We and Allegion agree to broad releases pursuant to which we will each release the other and certain related persons specified in the Separation and Distribution Agreement from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the distribution. These releases are subject to certain exceptions set forth in the Separation and Distribution Agreement.
The Separation and Distribution Agreement provides for cross-indemnities that, except as otherwise provided in the Separation and Distribution Agreement, are principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Allegion’s business with Allegion. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or due to:
• the liabilities or alleged liabilities each party assumed or retained pursuant to the Separation and Distribution Agreement; and
• any breach by us or Allegion of any provision of the Separation and Distribution Agreement or any ancillary agreement unless such ancillary agreement expressly provides for separate indemnification therein.
The amount of each party’s indemnification obligations are subject to reduction by any insurance proceeds received by the party being indemnified. The Separation and Distribution Agreement also specifies procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes are governed by the Tax Matters Agreement.
Insurance. Following the spin-off, Allegion will be responsible for obtaining and maintaining its own insurance coverage, although Allegion will continue to have coverage under certain of our pre-spin-off insurance policies for certain matters that occurred prior to the spin-off.
Other Matters Governed by the Separation and Distribution Agreement. Other matters governed by the Separation and Distribution Agreement include access to financial and other information, intellectual property, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.
No Solicit; No Hire. We and Allegion agree that for a period of two years following the effective date, subject to certain customary exceptions, neither we nor Allegion will (1) recruit, solicit, hire, or retain an employee of the other party or its subsidiaries or (2) induce or attempt to induce any such employee to cease his relationship with the other party.

Employee Matters Agreement

We have entered into an Employee Matters Agreement with Allegion that governs the respective rights, responsibilities and obligations of the parties from and after the spin-off with respect to employees and employee-related liabilities and, among other things, Allegion’s respective health and welfare benefit plans, retirement plans, non-qualified deferred compensation plans and equity-based compensation plans (including the treatment of outstanding stock option and RSU, PSU and notional share awards thereunder). The Employee Matters Agreement generally provides for the allocation and treatment of assets, account balances, and liabilities, as applicable, arising out of incentive plans, retirement plans, deferred compensation plans, and employee health and welfare benefit programs in which Allegion’s employees participated prior to the spinoff and plan assets and liabilities of certain or our other former businesses. This summary of the Employee Matters Agreement is qualified in its entirety by reference to the full text of the agreement, filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Tax Matters Agreement

We have entered into a Tax Matters Agreement with Allegion that governs the respective rights, responsibilities and obligations of Allegion and us after the spin-off with respect to tax liabilities and benefits, preparation and filing of tax returns, tax attributes, tax contests and other matters relating to U.S. federal, state, local and foreign income and other taxes. Among other matters, as our former subsidiaries, certain of Allegion’s subsidiaries may have had, and may continue to have following the spin-off, joint and several tax liability with us for the taxable periods in which Allegion’s subsidiaries were part of our U.S. and non-U.S. consolidated tax groups. However, the Tax Matters Agreement specifies the portion of these and other tax liabilities for which Allegion will bear responsibility, and we agree to indemnify Allegion against any amounts for which Allegion is not responsible. The Tax Matters Agreement provides, with certain exceptions relating to Allegion’s non-U.S. subsidiaries, that Allegion will generally assume liability for and indemnify us against any taxes attributable to Allegion’s income, assets or operations allocable to any taxable period (or portion thereof) ending after the spin-off, while we will generally indemnify Allegion against any taxes imposed as a result of Allegion’s membership in any of our consolidated tax groups, to the extent that such taxes are allocable to any tax period (or portion thereof) ending on or prior to the spin-off. The Tax Matters Agreement also provides rules for allocating tax liabilities in the event that the spin-off is not tax-free. In particular, in the event that the spin-off or the internal transactions related thereto were determined to be taxable (or that the tax payable on such an internal transaction was determined to be greater than anticipated) as a result of actions taken after the distribution by us or Allegion, the party responsible for such determination would be responsible for all taxes imposed on us or Allegion as a result thereof. Such tax amounts could be significant. If such determination is not the result of actions taken after the distribution by us or Allegion, then Allegion would be responsible for any taxes imposed on us or Allegion as a result of such determination. Though valid as between the parties, the Tax Matters Agreement is not binding on the IRS. This summary of the Tax Matters Agreement is qualified in its entirety by reference to the full text of the agreement, filed as Exhibit 10.2 to this Current Report on Form 8-K, which is incorporated herein by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets.
On December 1, 2013, Ingersoll Rand completed the Distribution. Allegion is now an independent public company trading under the symbol “ALLE” on the New York Stock Exchange. In the Distribution, Allegion issued one ordinary share for every three ordinary shares of Ingersoll Rand held of record as of 5:00 p.m., New York City time on November 22, 2013. Allegion issued a total of approximately 96 million ordinary shares in the Distribution. Allegion did not issue fractional shares in the Distribution. Fractional shares that Ingersoll Rand shareholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed ratably to those shareholders who would otherwise have been entitled to receive fractional shares, in accordance with the Separation and Distribution Agreement between Ingersoll Rand and Allegion. A copy of the press release issued by Ingersoll Rand on December 2, 2013 announcing completion of the Distribution is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. See “Exhibit Index” attached to this Current Report on Form 8-K, which is incorporated by reference herein.

Exhibit No.	Description

2.1	Separation and Distribution Agreement between Ingersoll-Rand plc and Allegion plc, dated November 29, 2013.

10.1	Employee Matters Agreement between Ingersoll-Rand plc and Allegion plc, dated November 30, 2013.

10.2	Tax Matters Agreement between Ingersoll-Rand plc and Allegion plc, dated November 30, 2013.

99.1	Press Release, dated December 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL-RAND PLC (Registrant)

Date:	December 2, 2013	/s/ Evan M. Turtz
Evan M. Turtz Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Separation and Distribution Agreement between Ingersoll-Rand plc and Allegion plc, dated November 29, 2013.

10.1	Employee Matters Agreement between Ingersoll-Rand plc and Allegion plc, dated November 30, 2013.

10.2	Tax Matters Agreement between Ingersoll-Rand plc and Allegion plc, dated November 30, 2013.

99.1	Press Release, dated December 2, 2013.